CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 9, 2001, relating to the financial statements and financial highlights which appears in the December 31, 2000 Annual Reports to Shareholders of Exeter Fund, Inc. - International Series, Global Fixed Income Series,
Life Sciences Series, Technology Series, Ohio Tax Exempt Series, World Opportunities Series, Small Cap Series, New York Tax Exempt, and Diversified Tax Exempt Series, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights," "Custodian, Independent Accountant, and Counsel," and "Financial Statements" in such Registration Statement.

/s/  PricewaterhouseCoopers  LLP

PricewaterhouseCoopers  LLP

Boston,  MA
August  27,  2001